Exhibit 99.1

(1)          The amount reported includes 81,311 shares of Common Stock owned of record by Apollo Overseas Partners IV, L.P. (“Overseas IV”) and 1,493,726 shares of Common Stock owned of record by Apollo Investment Fund IV, L.P. (“AIF IV”), following the sale of an aggregate of 2,300,000 shares by Overseas IV and AIF IV to National Financial Partners Corp. (the “Issuer”) in a private sale transaction pursuant to a Repurchase Agreement dated January 15, 2007 (the “Repurchase Agreement”) among the Issuer, AIF IV and Overseas IV. The Repurchase Agreement closed and the shares were sold on January 22, 2007. Apollo Management IV, L.P. (“Management”) is the day-to-day manager of Overseas IV and AIF IV. Apollo Advisors IV, L.P. (“Advisors”) is the general partner of Overseas IV and AIF IV. Management, Advisors, Apollo Capital Management IV, Inc., the general partner of Advisors (“ACM IV”), AIF IV Management, Inc., the general partner of Management (“AIM IV”), and Messrs. Leon Black Joshua Harris and Marc Rowan, the executive officers and directors, as the case may be, of ACM IV and AIM IV, disclaim beneficial ownership of all shares of the Issuer owned by Overseas IV or AIF IV in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, any such securities for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.